Exhibit 10.4

April 11, 2025

Erik Hoag
Via Email

Dear Erik:

We are pleased to confirm the terms and conditions of your employment with Wyndham Vacation Ownership, Inc. d/b/a Travel + Leisure Co. (the “Company”) as Chief Financial Officer effective as of May 19, 2025 (the “Effective Date”). This position reports to the Chief Executive Officer of the Company and will be located in Orlando, Florida.

Your bi-weekly base salary will be $25,000, which equates to an annualized base salary of $650,000. Your base salary will be subject to annual review by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion.

You will be eligible to participate in the Company’s annual incentive compensation plan as in effect from time to time (the “AIP”), with a target annual incentive compensation award opportunity equal to 85% of your eligible base salary, and with your actual annual incentive compensation award (if any) determined based upon the attainment of one or more performance goals established by the Committee. Your annual incentive compensation award will be paid to you at such time as shall be determined by the Committee, but in no event later than the last day of the calendar year immediately following the calendar year in which such annual incentive compensation award is earned.

You will be eligible for executive perquisites, which currently include a Company-provided automobile and financial planning assistance; however, our program is subject to change from time to time. In accordance with our reimbursement policy, as the same may be amended from time to time, the Company will reimburse all taxable business expenses to you on or before the last day of your taxable year following the taxable year in which the expenses are incurred.

Per the Company’s standard policy, this letter agreement (this “Agreement”) is not intended, nor should it be considered, to be an employment contract for a definite or indefinite period of time. As you know, employment with the Company is at will, and either you or the Company may terminate your employment at any time, with or without Cause and with or without prior notice. For purposes of this Agreement, “Cause” means any of the following: (a) your willful failure to substantially perform your duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness) as determined by the Company, (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by you against the Company or any subsidiary, (c) your conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (d) your gross negligence in the performance of your duties as determined by the Company, or (e) your purposefully or negligently making (or having been found to have made) a false certification to the Company pertaining to its financial statements. Unless the Company reasonably determines in its sole discretion that your conduct is not subject to cure, then the Company will provide notice to you of its intention to terminate your employment for Cause hereunder, along with a description of your conduct which the Company believes gives rise to Cause, and provide you with a period of fifteen (15) days in which to cure such conduct and/or challenge the Company’s determination that Cause exists hereunder; provided, however, that (i) the determination of whether such conduct has been cured and/or gives rise to Cause shall be made by the Company in its sole discretion; and (ii) the Company shall be entitled to immediately and unilaterally restrict or suspend your duties during such fifteen (15)-day period pending such determination.

In the event your employment with the Company is terminated by the Company other than for Cause (and not, for the avoidance of doubt, due to your death or your Disability (as such term is defined in the Company’s long-term disability plan)) (such termination, a “Qualifying Termination”), then subject to the terms and conditions set forth in this Agreement, you will receive cash severance pay in an amount equal to 200% multiplied by the sum of: (a) your then current base salary; plus (b) an amount equal to the highest annual incentive compensation award paid to you with respect to the three (3) fiscal years of the Company immediately preceding the fiscal year in which your termination of employment occurs, but in no event shall the amount in clause (b) exceed your then target annual incentive compensation award. In the event you become entitled to severance pay under the circumstances described in this Agreement during the three (3) years following the Effective Date, the amount in clause (b) above shall be no less than your target annual incentive compensation award for the fiscal year in which your termination of employment occurs. The severance pay will be paid to you in the form of a cash lump sum payment, less all applicable withholdings and deductions, in the first payroll period following the date on which the separation agreement referenced in the following paragraph becomes effective and non-revocable; provided that, to the extent your severance payment is subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (collectively, “ Code Section 409A”), your termination of employment must constitute a “separation from service” under Code Section 409A; provided, further, that in the event the period during which you are entitled to consider (and revoke, if applicable) such separation agreement spans two (2) calendar years, then any payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (a) the end of the revocation period (assuming that you do not revoke) and (b) the first business day of the second calendar year (regardless of whether you used the full time period allowed for consideration), as and to the extent required for purposes of Code Section 409A; and provided, further, that the Company shall have the right to offset against such severance pay any then-existing documented and bona fide monetary debts you owe to the Company or any of its subsidiaries, to the extent permissible under Code Section 409A.

The above provision of severance pay is subject to, and contingent upon, your execution and non-revocation of a separation agreement, in such form as is determined by the Company, within sixty (60) days of your termination date. Such separation agreement will require you to release all of your actual and purported claims against the Company and its affiliates (including, without limitation, the Company’s affiliated individuals and entities).You will be eligible to continue to participate in the Company health plans in which you participate (medical, dental and vision) as of the date of termination through the end of the month in which your termination becomes effective. Following such time, you may elect to continue health plan coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and if you elect such coverage, the Company will reimburse you for the costs associated with such continuing health coverage under COBRA until the earlier of (i) eighteen (18) months from the coverage commencement date and (ii) the date on which you become eligible for health and medical benefits from a subsequent employer.

You agree that you will, with reasonable notice during or after your employment with the Company, furnish such information as may be in your possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party. During your employment, you will comply in all respects with the Company’s Code of Conduct, policies, standards and guidelines. After your employment with the Company, you will cooperate as reasonably requested with the Company and its affiliates in connection with any claims or legal actions in which the Company or any of its affiliates is or may become a party. The Company agrees to reimburse you for any reasonable out-of-pocket expenses incurred by you by reason of such cooperation, including any loss of salary due, to the extent permitted by law, and the Company will make reasonable efforts to minimize interruption of your life in connection with your cooperation in such matters as provided for in this paragraph.

You recognize and acknowledge that all information pertaining to this Agreement or to the affairs, business, results of operations, accounting methods, practices and procedures, members, acquisition candidates, financial condition, clients, customers or other relationships of the Company or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company and its affiliates. Access to and knowledge of certain of the Information is essential to the performance of your duties under this Agreement. You will not, during your employment with the Company or thereafter, except to the extent reasonably necessary in performance of your duties under this Agreement, give to any person, firm, association, corporation or governmental agency any Information, except as may be required by law. You will not make use of the Information for your own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. You will also use your best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by you or otherwise coming into your possession, are confidential and will remain the property of the Company or its affiliates. You also acknowledge these continuing obligations after your employment under the Company’s Code of Conduct.

Nothing in this Agreement shall prohibit or restrict you or your attorney from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating or testifying in
Travel + Leisure Co.
6277 Sea Harbor Drive
Orlando, FL 32821
Phone: (407) 370-5200

any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts you from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good-faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or any of its affiliates that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company or any of its affiliates for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

Upon a Qualifying Termination, you will be eligible to vest in and be paid a pro-rata portion of any performance-based long-term incentive award (excluding stock options and stock appreciation rights) that you may hold at the time of such Qualifying Termination, with such pro-ration based upon the portion of the full performance period during which you were employed by the Company, plus twelve (12) months (or, if the period of time remaining in the performance period is less than twelve (12) months, assuming your continued employment for the entire performance period remaining after your Qualifying Termination); provided that the performance goals applicable to the performance-based long-term incentive award are achieved. Payment of any such vested performance-based long-term incentive award will occur at the same time that payments in respect of such performance-based long-term incentive awards are paid to actively-employed employees generally. In addition, all long-term incentive awards that are not subject to performance-based vesting and that would have otherwise vested within the twelve (12)-month period following your Qualifying Termination will become vested upon your Qualifying Termination, and any such long-term incentive awards that are stock options or stock appreciation rights will remain outstanding for a period of two (2) years following your Qualifying Termination (but not beyond the original expiration date). The foregoing treatment will be subject to your timely execution and nonrevocation of the separation agreement referenced above. This paragraph shall not supersede or replace any provision or right relating to the acceleration of the vesting of any long-term incentive award (whether or not performance-based) in the event of a change in control of the Company or your death or disability, whether pursuant to an applicable equity incentive plan or award agreement.

Although the Company does not guarantee to you any particular tax treatment relating to any payments made or benefits provided to you in connection with your employment with the Company (or the termination thereof), it is intended that such payments and benefits be exempt from, or comply with, Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)- month period measured from the date of such “separation from service” and (ii) the date of your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

You hereby acknowledge and agree to the dispute resolution provisions set forth in Appendix A attached hereto.

Travel + Leisure Co.
6277 Sea Harbor Drive
Orlando, FL 32821
Phone: (407) 370-5200

This Agreement has been executed and delivered in the State of Florida and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.

We are excited to have you contribute to the success of our Company and look forward to having you as a member of our team.

Sincerely,
By: Travel + Leisure Co.

_____________________________________
Name: Michael Brown
Title: Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:
__________________________________________
Name:     Erik Hoag
Date: [________________________________], 2025

Travel + Leisure Co.
6277 Sea Harbor Drive
Orlando, FL 32821
Phone: (407) 370-5200